As filed with the Securities and Exchange Commission on March 8, 2024
Registration No. 333-268478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2 TO
FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Granite Ridge Resources, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	88-2227812 (I.R.S. Employer Identification Number)
5217 McKinney Avenue, Suite 400
Dallas, Texas 75205
(214) 396-2850
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Attn: Luke Brandenberg
President and Chief Executive Officer
5217 McKinney Avenue, Suite 400
Dallas, Texas 75205
(214) 396-2850
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Thomas G. Zentner
Vinson & Elkins L.L.P.
200 West 6th Street, Suite 2500
Austin, Texas 78701
(512) 542-8400
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerator filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE
On November 18, 2022, Granite Ridge Resources, Inc. (“Granite Ridge” or the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-268478) (as amended on December 16, 2022 and January 10, 2023, and post-effectively amended on March 30, 2023) (collectively, the “Registration Statement”) which registered (i) for original issuance of up to an aggregate of 10,349,975 shares of common stock, $0.0001 par value per share, of Granite Ridge (“Granite Ridge common stock”) underlying warrants to purchase Granite Ridge common stock at an exercise price of $11.50 per share (the “Granite Ridge warrants”) (such Granite Ridge warrants were subsequently exchanged for shares of Granite Ridge common stock pursuant to a registration statement on Form S-4 (File No. 333-272070)), and (ii) for resale by the selling security holders named therein, or their permitted transferees, of up to 128,233,953 shares of Granite Ridge common stock. The Registration Statement was declared effective by the SEC on January 18, 2023, and the post-effective amendment to the Registration Statement was declared effective by the SEC on April 3, 2023.
This post-effective amendment to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 into a registration statement on Form S-3 and to include an updated prospectus relating to the offering and sale of the securities remaining available for sale under the Registration Statement. The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 8, 2024
PRELIMINARY PROSPECTUS
GRANITE RIDGE RESOURCES, INC.
80,463,550 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Securityholders”) (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) of up to 80,463,550 shares of Granite Ridge common stock.
The shares of Granite Ridge common stock offered for resale under this prospectus were issued to the Selling Securityholders (as applicable to each) in accordance with the terms of, and transactions contemplated by, the Business Combination Agreement, dated as of May 16, 2022 (the “Business Combination Agreement”), by and among Executive Network Partnering Corporation, a Delaware corporation (“ENPC”), Granite Ridge, ENPC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Granite Ridge (“ENPC Merger Sub”), GREP Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Granite Ridge (“GREP Merger Sub”), and GREP Holdings, LLC, a Delaware limited liability company (“GREP”). The Granite Ridge common stock registered hereunder represents the securities issued to the Selling Securityholders pursuant to the terms of the Business Combination Agreement, as applicable to each Selling Securityholder, concurrently with the closing of the transactions contemplated by the Business Combination Agreement and related agreements (the “Business Combination”).
The 80,463,550 maximum amount of shares of Granite Ridge common stock offered for resale under this prospectus consists of (a) 544,968 shares of Granite Ridge common stock (the “Sponsor Shares”), of which 523,539 shares of Granite Ridge common stock were originally issued to ENPC Holdings II, LLC (“Holdco”) and 21,429 shares of Granite Ridge common stock were originally issued to the former independent directors of ENPC, in the Business Combination as merger consideration in connection with the exchange or forfeiture of securities of ENPC, as described below; and (b) 79,918,582 shares of Granite Ridge common stock issued to the other Selling Securityholders named herein in connection with the Business Combination as merger consideration based on a share value at the time the Business Combination Agreement was executed of $10.00 per share.
In connection with the initial public offering of ENPC, ENPC Holdings, LLC (“Sponsor”) acquired (and later assigned to Holdco and the former independent directors of ENPC) (i) 828,000 shares of ENPC Class F common stock (as defined herein) (giving effect to a stock split effected by ENPC) for a capital contribution of $6,250, or for approximately $0.008 per share, (ii) 300,000 shares of Class B ENPC Common Stock (as defined herein) (giving effect to the Forward Split (as defined herein)) for a capital contribution of $18,750, or for approximately $0.06 per share, and (iii) 614,000 CAPS™ (as defined herein) (after giving effect to the Forward Split), each consisting of one share of Class A common stock (as defined herein) and one-quarter of one ENPC warrant (as defined herein), originally purchased by the Sponsor for $6,140,000 in a private placement, or for approximately $10.00 per each CAPS™. At the effective time of the transactions contemplated by the Business Combination Agreement, (i) 495,357 shares of ENPC Class F common stock were converted to 1,238,393 shares of ENPC Class A common stock (of which 220,348 of those shares were subsequently forfeited pursuant to provisions set forth in the Sponsor Agreement (as defined herein)) and the remaining shares of ENPC Class F common stock outstanding were automatically cancelled for no consideration (the “ENPC Class F Conversion”) (ii) all other remaining shares of ENPC Class A common stock held by Holdco were automatically cancelled without any conversion, payment or distribution (the “Sponsor Share Cancellation”) and (iii) all shares of ENPC Class B common stock outstanding were deemed transferred to ENPC and surrendered and forfeited for no consideration (the “ENPC Class B Contribution”). Effective immediately prior to the ENPC Class F Conversion, Sponsor Share Cancellation and ENPC Class B Contribution, any and all CAPS™, which were composed of one share of ENPC Class A common stock and one-fourth of one ENPC warrant, were automatically detached and broken into their constituent parts, such that a holder of a CAPS™ was deemed to hold one share of ENPC Class A common stock and one-fourth of one ENPC warrant (the “CAPS™ Separation”). As noted, the constituent ENPC Class A common stock was converted or canceled pursuant to the Business Combination Agreement and all ENPC warrants held by Holdco, including all of the private placement warrants were canceled. Following the ENPC Class F Conversion, the Sponsor Share Cancellation, the ENPC Class B Contribution and the CAPS™ Separation, each share of ENPC Class A common stock outstanding was automatically converted into one share of Granite Ridge common stock.

As a result, upon giving effect to the CAPS™ Separation, ENPC Class F Conversion, Sponsor Share Cancellation and ENPC Class B Contribution, the Sponsor’s total aggregate investment of $6.935 million (which amount represents the total risk capital contributed to ENPC by or on behalf of the Sponsor, including working capital loans that were forgiven) for 1,018,045 shares of Granite Ridge common stock held by Holdco and the former independent directors of ENPC following the Business Combination resulted in a per share purchase price of approximately $6.81 per share.
In connection with the Business Combination, holders of 39,343,496 shares of ENPC Class A common stock, or 93.6% of the outstanding shares of ENPC Class A Common Stock, exercised their rights to have those shares redeemed for cash at a redemption price of approximately $10.07 per share, or an aggregate of approximately $396.1 million. The shares of Granite Ridge common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 61.7% of the outstanding shares of Granite Ridge common stock as of March 5, 2024. Given the substantial number of shares of Granite Ridge common stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders intend to sell shares, could increase the volatility of the market price of Granite Ridge common stock or result in a significant decline in the public trading price of Granite Ridge common stock. Even if our trading price is significantly below $10.00, the offering price for the CAPS™ offered in ENPC’s initial public offering, certain of the Selling Securityholders may still have an incentive to sell shares of Granite Ridge common stock because the purchase price or cost basis for the underlying securities were lower than the cost basis or purchase price for the public investors or the current trading price of Granite Ridge common stock (who may not experience a similar rate of return at the same trading price).
Pursuant to this prospectus, the Selling Securityholders are permitted to offer the securities from time to time, if and to the extent as they may determine, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell securities through agents they select or through underwriters and dealers they select. The Selling Securityholders also may sell their securities directly to investors. If the Selling Securityholders use agents, underwriters or dealers to sell their securities, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.
We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Securityholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.
The Selling Securityholders identified in this prospectus may offer, sell or distribute all or a portion of the Granite Ridge common stock included under this prospectus (as applicable to each Selling Securityholder) in the section entitled “Selling Securityholders.” We will not receive any proceeds from the sale of securities by the Selling Securityholders.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in Granite Ridge common stock.
Shares of Granite Ridge common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbols “GRNT.” On March 5, 2024, the closing price of Granite Ridge common stock was $6.06 per share.
We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.
INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE YOU MAKE YOUR DECISION TO INVEST IN GRANITE RIDGE COMMON STOCK.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2024.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus.
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making or will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Granite Ridge” and the “Company” refer to Granite Ridge Resources, Inc., a Delaware corporation, individually or on a consolidated basis with our subsidiaries, as the context may require.

i

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
MARKET AND INDUSTRY DATA
This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward looking statements by terms such as “may” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
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changes in current or future commodity prices and interest rates;

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supply chain disruptions;

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infrastructure constraints and related factors affecting our properties;

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our ability to acquire additional development opportunities and potential or pending acquisition transactions, as well as the effects of such acquisitions on our company’s cash position and levels of indebtedness;

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changes in our reserves estimates or the value thereof;

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operational risks including, but not limited to, the pace of drilling and completions activity on our properties;

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changes in the markets in which Granite Ridge competes;

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geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters;

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cyber-related risks;

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the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Company’s reserves;

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the outcome of any known and unknown litigation and regulatory proceedings;

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limited liquidity and trading of Granite Ridge’s securities;

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acts of war, terrorism or uncertainty regarding the effects and duration of global hostilities, including the Israel-Hamas conflict, the Russia-Ukraine war, continued instability in the Middle East, including from the Houthi rebels in Yemen, and any associated armed conflicts or related sanctions which may disrupt commodity prices and create instability in the financial markets;

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market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of world health events, such as the COVID-19 pandemic, affecting capital markets, general economic conditions, global supply chains and Granite Ridge’s business and operations;

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increasing regulatory and investor emphasis on, and attention to, environmental, social, and governance matters;

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our ability to establish and maintain effective internal control over financial reporting, including our ability to remediate the existing material weaknesses in our internal controls; and

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other factors described in our public filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

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other risks and uncertainties set forth in the section entitled “Risk Factors” included elsewhere in this prospectus.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” herein. All forward-looking statements speak only as of the date of this prospectus.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Granite Ridge” and the “Company” refer to Granite Ridge Resources, Inc., a Delaware corporation. Furthermore, unless context otherwise requires, in this prospectus:
“Business Combination” means the Transactions contemplated by the Business Combination Agreement and the related agreements.
“Business Combination Agreement” means the Business Combination Agreement, dated as of May 16, 2022, as amended, by and among ENPC, Granite Ridge, ENPC Merger Sub, GREP Merger Sub, and GREP.
“Bylaws” means the Amended and Restated Bylaws of Granite Ridge Resources, Inc.
“CAPS™” means the securities offered in ENPC’s initial public offering, which consisted of one share of Class A common stock and one-quarter of one ENPC warrant.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Granite Ridge Resources, Inc., dated October 24, 2022.
“Charter Documents” means, collectively, the Bylaws and the Certificate of Incorporation.
“Closing Date” means October 24, 2022, the date on which the Business Combination was consummated.
“Code” means the Internal Revenue Code of 1986, as amended and restated from time to time.
“Continental” means Continental Stock Transfer & Trust Company.
“Court of Chancery” means the Delaware Court of Chancery.
“Credit Agreement” means that certain senior secured revolving credit agreement dated October 24, 2022 among the Company, as borrower, Texas Capital Bank, as administrative agent, and the lenders from time to time party thereto.
“DGCL” means the General Corporation Law of the State of Delaware.
“ENPC Class A common stock” means the Class A common stock, par value $0.0001 per share, of ENPC prior to the Business Combination.
“ENPC Class B common stock” means the Class B common stock, par value $0.0001 per share, of ENPC prior to the Business Combination.
“ENPC Class F common stock” means the Class F common stock, par value $0.0001 per share, of ENPC prior to the Business Combination.
“ENPC IPO” means the ENPC initial public offering, consummated on September 18, 2020, in which ENPC sold 41,400,000 CAPS™ at $10.00 per CAPS™ (after giving effect to the Forward Split).
“ENPC Merger” means the merger of ENPC Merger Sub with and into ENPC, with ENPC being the surviving corporation in the merger and a wholly-owned subsidiary of Granite Ridge.
“ENPC Merger Sub” means ENPC Merger Sub, a Delaware corporation.
“ENPC Warrant Agreement” means the Warrant Agreement, dated September 15, 2020, as amended by Amendment No. 1 dated March 24, 2021, between ENPC and Continental, as warrant agent.
“ENPC warrants” means, prior to the Business Combination, ENPC’s warrants sold as part of the CAPS™ in the ENPC IPO (whether purchased in the ENPC IPO or thereafter in the open market) and as part of the private placement CAPS™.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing GREP Members” means the members of GREP as of the Closing Date.

v

“Forward Split” refers collectively to (i) the 2.5 for 1 forward stock split for each outstanding ENPC Class A common stock and ENPC Class B common stock, as effected by the first amendment to ENPC’s charter dated as of March 24, 2021, and (ii) the 2.5 for 1 forward warrant split for each outstanding ENPC warrant, as effected by that certain Amendment No. 1 to the ENPC Warrant Agreement, dated March 24, 2021, by and between ENPC and Continental.
“Granite Ridge” means Granite Ridge Resources, Inc., a Delaware corporation.
“Granite Ridge Board” means the board of directors of Granite Ridge.
“Granite Ridge common stock” means the common stock, par value $0.0001 per share, of Granite Ridge.
“Granite Ridge preferred stock” means the preferred stock, par value $0.0001 per share, of Granite Ridge.
“Granite Ridge Warrant Agreement” means the ENPC Warrant Agreement, as assigned and amended by the by that certain Assignment, Assumption and Amendment Agreement, dated October 24, 2022, by and among the Company, ENPC and Continental, and as amended by the Warrant Amendment.
“Granite Ridge warrants” means the ENPC warrants that were converted into warrants to purchase Granite Ridge common stock upon consummation of the Business Combination.
“GREP” means Granite Ridge Holdings, LLC (formerly known as GREP Holdings, LLC), a Delaware limited liability company.
“GREP Merger” means the merger of GREP Merger Sub with and into GREP with GREP being the surviving company in the merger and a wholly-owned subsidiary of Granite Ridge.
“GREP Merger Sub” means GREP Merger Sub, LLC, a Delaware limited liability company.
“Grey Rock” means Grey Rock Energy Management, LLC, a Delaware limited liability company.
“Holdco” means ENPC Holdings II, LLC, a Delaware limited liability company.
“Manager” means Grey Rock Administration, LLC, a Delaware limited liability company, or its permitted assignee.
“Mergers” means, collectively, the ENPC Merger and the GREP Merger.
“MSA” means the Management Services Agreement, dated October 24, 2022, by and between Granite Ridge and Manager.
“NYSE” means the New York Stock Exchange.
“private placement” means the private sale of private placement CAPS™ that occurred simultaneously with the consummation of the ENPC IPO for total gross proceeds of $6,140,000.
“private placement CAPS™” means, prior to the Business Combination, the 614,000 CAPS™ purchased by the Sponsor in the private placement (after giving effect to the Forward Split), each consisting of one share of ENPC Class A common stock and one-quarter of one private placement warrant.
“private placement warrants” means, prior to the Business Combination, the 153,500 warrants underlying the private placement CAPS™ purchased by the Sponsor in the private placement (after giving effect to the Forward Split), each of which is exercisable for one share of ENPC Class A common stock in accordance with its terms.
“RRA and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement, dated October 24, 2022, by and between Granite Ridge, Holdco, Richard Boyce, Michael M. Calbert, Gisel Ruiz and the Existing GREP Members.
“Secondary Offering” means the sale by GREP Holdco III-A, LLC and GREP Holdco III-B Holdings, LLC of an aggregate of 8,165,000 shares of Granite Ridge common stock at a price of $5.00 per share,

pursuant to that certain Underwriting Agreement, dated September 12, 2023, among the Company, GREP Holdco III-A, LLC, GREP Holdco III-B Holdings, LLC, BofA Securities, Inc. and Evercore Group L.L.C.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means selling securityholders named in this prospectus and donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Granite Ridge common stock other than through a public sale.
“Sponsor” means ENPC Holdings, LLC, a Delaware limited liability company.
“Sponsor Agreement” means that certain Sponsor Agreement, dated May 16, 2022, by and among Sponsor, Holdco, ENPC, Granite Ridge, GREP and certain other parties named therein.
“Sponsor Shares” means the 544,968 shares of Granite Ridge common stock offered for resale under this prospectus, of which 523,539 shares of Granite Ridge common stock were issued to Holdco and 21,429 shares of Granite Ridge common stock were issued to the former independent directors of ENPC in the Business Combination as merger consideration, of which an aggregate of 220,348 shares were subsequently forfeited pursuant to the terms of the Sponsor Agreement.
“Transactions” means, collectively, the Mergers, Business Combination and the other transactions contemplated by the Business Combination Agreement.
“Transfer Agent” means Continental.
“Warrant Amendment” means that certain Amendment No. 2 to the Granite Ridge Warrant Agreement, dated June 20, 2023, by and between Granite Ridge Resources, Inc. and Continental
“Voting Agreement” means that certain Stockholder Voting Agreement, dated as of August 25, 2023, by and among Grey Rock Energy Partners GP III, L.P., Grey Rock Energy Partners GP II, L.P., Matthew Miller, Griffin Perry, Thaddeus Darden and Kirk Lazarine.

SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the sections “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.”
Business Overview
Granite Ridge is a scaled, non-operated oil and gas exploration and production company. We own a portfolio of wells and top-tier acreage across the Permian and four other prolific unconventional basins across the United States. Rather than drill wells ourselves, we increase asset diversity and decrease overhead by investing in a smaller piece of a larger number of high-graded wells drilled by proven public and private operators. As a non-operating partner, we pay our pro rata share of expenses, but we are not burdened by long-term contracts and drilling obligations common to operators.
We drive capital appreciation by reinvesting cash flow generated from our oil and gas wells to:
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participate in the development of new wells alongside operators with significant experience in developing and producing hydrocarbons in our core asset areas;

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acquire additional rights to participate in future wells; and

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leverage our scalable, tech-enabled platform to consolidate non-operated assets.

Overview of the Assets of Granite Ridge
We hold interests in wells in core operating areas of the Permian, Eagle Ford, Bakken, Haynesville and Denver-Julesburg (“DJ”) plays (collectively, our “Properties”). Non-operated working interests constitute the central part of our investment strategy. However, we have also made certain investments in minerals, and certain other oil and natural gas assets that are incidental or ancillary to preserve, protect, or enhance our assets, or are acquired as part of a package with the non-operated working interests. The operators of our Properties include public exploration and production companies and experienced private companies.
Corporate Information
Granite Ridge is a Delaware corporation, formed on May 9, 2022 to consummate the Business Combination (as defined below). On October 24, 2022 (the “Closing Date”), Granite Ridge and Executive Network Partnering Corporation, a Delaware corporation (“ENPC”), consummated a business combination pursuant to the terms of the Business Combination Agreement, dated as of May 16, 2022 (the “Business Combination Agreement”), by and among ENPC, Granite Ridge, ENPC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Granite Ridge (“ENPC Merger Sub”), GREP Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Granite Ridge (“GREP Merger Sub”), and Granite Ridge Holdings, LLC, a Delaware limited liability company formerly known as GREP Holdings, LLC (“GREP”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) ENPC Merger Sub merged with and into ENPC (the “ENPC Merger”), with ENPC surviving the ENPC Merger as a wholly-owned subsidiary of Granite Ridge and (ii) GREP Merger Sub merged with and into GREP (the “GREP Merger,”, with GREP surviving the GREP Merger as a wholly-owned subsidiary of Granite Ridge (the transactions contemplated by the foregoing clauses (i) and (ii) the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”). Immediately prior to the Transactions, the net assets of certain funds managed by Grey Rock Energy Management, LLC (“Grey Rock”) were contributed to GREP and are now held by the Company.
The mailing address of Granite Ridge’s principal executive office is 5217 McKinney Avenue, Suite 400, Dallas, Texas 75205, and its telephone number is (214) 396-2850. Granite Ridge’s website is www.graniteridge.com, where general information about the Company is available. Information contained on, or accessible through, our website is not incorporated by reference in and does not form a part of this prospectus supplement or the accompanying prospectus.
Warrant Exchange Offer
On June 22, 2023, Granite Ridge consummated an exchange offer (the “Offer”) relating to its previously outstanding warrants to purchase shares of Granite Ridge common stock. The Company also consummated the closing of the consent solicitation related to the Offer, which solicited consents from holders of its then-outstanding warrants to purchase Granite Ridge common stock at an exercise price of $11.50 per share (“Granite Ridge warrants”) to amend that certain Warrant Agreement, dated as of September 15, 2020, by and between ENPC and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), as amended on March 24, 2021, by and between ENPC and Continental, and as assigned pursuant to the Assignment, Assumption and Amendment Agreement, dated as of October 24, 2022, by and between Granite Ridge, ENPC and Continental to permit the Company to require that each Granite Ridge warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Granite Ridge common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). The Company issued 2,471,738 shares of Granite Ridge common stock in exchange for the Granite Ridge warrants tendered in the Offer.
The Company also exercised its right, in accordance with the terms of the Warrant Amendment, to exchange each Granite Ridge warrant that was outstanding upon the closing of the Offer for 0.225 shares of Granite Ridge common stock per Granite Ridge warrant (the “Post-Offer Exchange”). The Post-Offer Exchange was consummated in July 2023, and subsequently, no Granite Ridge warrants remain outstanding.
Distribution and Voting Agreement
On August 25, 2023, Grey Rock Energy Fund III-A, LP, Grey Rock Energy Fund III-B, LP, and Grey Rock Energy Fund III-B Holdings, LP, each a Delaware limited partnership, and their affiliates (collectively, “Grey Rock Fund III”), which collectively owned a majority of the voting shares of Granite Ridge common stock, distributed an aggregate of 31,649,616 shares of Granite Ridge common stock, pro rata to their limited partners (the “Distribution”). As a result of the Distribution, Grey Rock Fund III’s aggregate ownership of shares of Granite Ridge common stock was reduced from approximately 71% to approximately 47% as of the date of the Distribution.
Also on August 25, 2023, Grey Rock Energy Partners GP III, L.P., a Delaware limited partnership (who has voting and dispositive power over Granite Ridge common stock owned by Grey Rock Fund III and certain of its affiliates) (“GREP GP III”), Grey Rock Energy Partners GP II, L.P., a Delaware limited partnership (who has voting and dispositive power over Granite Ridge common stock owned by Grey Rock Energy Fund II, L.P., Grey Rock Energy Fund II-B, LP, and Grey Rock Energy Fund II-B Holdings, L.P., each a Delaware limited partnership, and certain of their affiliates (collectively, “Grey Rock Fund II”)) (“GREP GP II”), and Matthew Miller, Griffin Perry, Thaddeus Darden and Kirk Lazarine (collectively, the “Voting Agreement Parties”), entered into a Stockholder Voting Agreement (the “Voting Agreement”).
Pursuant to the Voting Agreement, the Voting Agreement Parties irrevocably and unconditionally agreed to vote the 75,957,927 shares of Granite Ridge common stock which the Voting Agreement Parties then held (and any other shares of Granite Ridge common stock obtained by Voting Agreement Parties in the future) at any annual or special meeting of the Company’s stockholders or in connection with any written consent of the Company’s stockholders. The 75,957,927 shares held by the Voting Agreement Parties as of the date of the Voting Agreement constituted approximately 56.3% of the total outstanding shares of Granite Ridge common stock as of such date. As of March 5, 2024, the 67,867,811 shares held by the Voting Agreement Parties constitute approximately 52.0% of the total outstanding shares of Granite Ridge common stock. The Voting Agreement continues indefinitely, but can be terminated on 30 days’ prior written notice by Voting Agreement Parties holding a majority of the shares of Granite Ridge common stock subject to the Voting Agreement. In connection with their entry into the Voting Agreement, the Voting Agreement Parties provided GREP GP III an irrevocable voting proxy to vote the shares subject to the Voting Agreement. Additionally, during the term of such agreement, the Voting Agreement Parties agreed not to transfer the shares covered by the Voting Agreement without the consent of GREP GP III, except pursuant to certain limited exceptions. Due to the Voting Agreement, GREP GP III, LLC, a Delaware limited liability company (“Fund III GP”), the sole general partner of GREP GP III, has voting and dispositive power over a majority of the shares of the Company due to its ability to vote the outstanding shares of Granite Ridge common stock held by the Voting Agreement Parties.
Secondary Offering
On September 15, 2023, Granite Ridge consummated an underwritten registered secondary offering (the “Secondary Offering”) of an aggregate of 8,165,000 shares of Granite Ridge common stock owned by GREP Holdco III-A, LLC and GREP Holdco III-B Holdings, LLC, each a Delaware limited liability company, at a price of $5.00 per share, pursuant to that certain Underwriting Agreement, dated September 12, 2023, among the Company, GREP Holdco III-A, LLC, GREP Holdco III-B Holdings, LLC, BofA Securities, Inc. and Evercore Group L.L.C. The Company did not sell any shares of Granite Ridge common stock in the Secondary Offering and did not receive any proceeds from the Secondary Offering.

The Offering
Issuer
Granite Ridge Resources, Inc.
Securities offered by the Selling Securityholders
Up to 80,463,550 shares of Granite Ridge common stock owned by the Selling Securityholders.
Use of proceeds
We will not receive any of the proceeds from the sale of the shares of Granite Ridge common stock by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all underwriting fees, discounts and commissions or similar charges, if any, attributable to their respective sales of the securities.
Listing and trading symbol
Granite Ridge common stock is listed for trading on the NYSE under the symbol “GRNT”.
Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

MARKET PRICE, TICKER SYMBOL, AND DIVIDEND INFORMATION
Granite Ridge common stock is listed for trading on the NYSE under the symbol “GRNT”.
The closing price of Granite Ridge common stock on March 5, 2024 was $6.06. As of March 5, 2024, 130,449,075 shares of Granite Ridge common stock were outstanding. As of March 5, 2024, there were approximately 74 holders of record of Granite Ridge common stock.
Any determination to pay cash dividends will be at the discretion of the board of directors of Granite Ridge (the “Granite Ridge Board”) and will depend upon a number of factors, including Granite Ridge’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Granite Ridge Board deems relevant.
Notwithstanding the foregoing, Granite Ridge expects to pay quarterly dividends on its common stock in amounts determined from time to time by the Granite Ridge Board. During the fourth quarter of 2022, the Granite Ridge Board declared an initial dividend of $0.08 per share of common stock, payable on December 15, 2022 to stockholders of record on December 1, 2022. The initial common dividend was prorated to October 24, 2022, the effective date of our Business Combination, which equaled $0.08 per common share for the quarter. The Granite Ridge Board declared the following cash dividends to date in 2023:
Record Date	Payment Date	Per Share Dividend Amount
March 1, 2023	March 15, 2023	$0.11
June 1, 2023	June 15, 2023	$0.11
September 1, 2023	September 15, 2023	$0.11
December 1, 2023	December 15, 2023	$0.11
The declaration and payment of any future dividends by Granite Ridge will be at the sole discretion of the Granite Ridge Board, which may change Granite Ridge’s dividend policy at any time. The Granite Ridge Board will take into account:
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general economic and business conditions;

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the Company’s financial condition and operating results;

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the Company’s free cash flow and current and anticipated cash needs;

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the Company’s capital requirements;

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legal, tax, regulatory and contractual (including under restrictions under our Credit Agreement, dated October 24, 2022, by and among the Company, as borrower, Texas Capital Bank, as administrative agent, and the lenders party thereto (the “Credit Agreement”), or any credit facility entered into by the Company or its subsidiaries) restrictions and implications on the payment of dividends by the Company to its stockholders or by the Company’s subsidiaries to it; and

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such other factors as the Granite Ridge Board may deem relevant.

Granite Ridge will not have a legal obligation to pay dividends at any rate or at all, and there is no guarantee that it will declare or pay quarterly cash dividends to its common stockholders. If Granite Ridge does not have sufficient cash at the end of each quarter, it may, but is under no obligation to, borrow funds to pay the dividends established by its dividend policy to its common stockholders.
The operating and financial restrictions and covenants in Granite Ridge’s Credit Agreement restrict, and any other future financing agreements by Granite Ridge likely will restrict, its ability to pay dividends, finance future operations or capital needs, or engage, expand or pursue its business activities. Specifically, the current Granite Ridge Credit Agreement restricts its ability to make cash dividends or distributions to its shareholders (A) generally, unless the net leverage ratio does not exceed 1.50 to 1.00, availability under the credit facility is not less than 25% of the total revolving commitments, and no event of default then exists or would result from such payment; (B) generally, up to an amount not to exceed the greater of $15 million and 5% of the borrowing base then in effect, unless the net leverage ratio does not exceed 2.25 to 1.00, availability under the credit facility is not less than 10% of the total revolving commitments, utilization of the borrowing base under the credit facility is not more than 70%, and no event of default then exists or would result from such payment, and (C) up to an amount not to exceed Available Free Cash Flow (as defined in the Credit Agreement), unless the net leverage ratio does not exceed 2.25 to 1.00, availability under the credit facility is not less than 20% of the total revolving commitments, and no event of default then exists or would result from such payment (with all such financial metrics calculated after giving effect to such payment and any borrowing of loans in connection therewith). Granite Ridge’s ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of free cash flow and events or circumstances beyond its control, such as a downturn in Granite Ridge’s business or the economy in general or reduced oil and natural gas prices.
Furthermore, the amount of dividends Granite Ridge would be able to pay in any quarter may be limited by the General Corporation Law of the State of Delaware (the “DGCL”), which provides that a Delaware corporation may pay dividends only (i) out of the corporation’s surplus, which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital, or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared, or the preceding fiscal year.

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks, uncertainties and other factors described in our most recent annual report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement.
If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.
Risks Related to this Offering and Ownership of Granite Ridge common stock
The trading price of the Granite Ridge common stock has been, and is likely to continue to be, volatile and could fluctuate in response to a number of factors, many of which are beyond our control.
The trading price of the Granite Ridge common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of Granite Ridge common stock could decrease, perhaps significantly. Factors that may affect the market price of Granite Ridge common stock include changes in market prices of oil, natural gas and natural gas liquids; announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations, and these fluctuations often have been unrelated to the operating performance of companies in these markets. Any volatility of, or a significant decrease in, the market price of Granite Ridge common stock could also negatively affect our ability to make acquisitions using Granite Ridge common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in the price of Granite Ridge common stock or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.
Sales of a substantial number of shares of Granite Ridge common stock in the public markets, or the perception that such sales could occur, could reduce the market price of Granite Ridge common stock.
Sales of a substantial number of shares of Granite Ridge common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of Granite Ridge common stock. We are unable to predict the effect that such sales may have on the prevailing market price of Granite Ridge common stock.
Additionally, certain of the Selling Securityholders and other large stockholders of Granite Ridge have in the past and may in the future distribute shares of Granite Ridge common stock to their partners or other owners, who may in turn sell such shares. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, could cause our stock price to fall or make it more difficult for you to sell Granite Ridge common stock at a time and price that you deem appropriate.
We may issue Granite Ridge common stock or equity securities senior to Granite Ridge common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. Future sales or issuances of shares of Granite Ridge common stock or other equity securities, or the availability of shares of Granite Ridge common stock or such other equity securities for future sale or issuance, may negatively affect the trading price of Granite Ridge common stock. No prediction can be made as to the effect, if any, that future sales or issuances of shares of Granite Ridge common stock or other equity or equity-linked securities will have on the trading price of Granite Ridge common stock.
As a result of the Voting Agreement, GREP GP III and its sole general partner, Fund III GP, hold, and may continue to hold, a significant portion of the outstanding shares of Granite Ridge common stock, which may limit the ability of our public stockholders to influence significant corporate decisions, and GREP GP III and Fund III GP’s interests may conflict with our or our public stockholders’ interests in the future.
In connection with their entry into the Voting Agreement, the Voting Agreement Parties provided GREP GP III an irrevocable voting proxy to vote the shares subject to the Voting Agreement. Due to the Voting Agreement, Fund III GP, the sole general partner of GREP GP III, has voting and dispositive power over a majority of the shares of the Company due to its ability to vote the outstanding shares of Granite Ridge common stock held by the Voting Agreement Parties. As a result, our largest stockholder is currently GREP GP III (and its sole general partner, Fund III GP), which beneficially owns approximately 52.0% of the total outstanding shares of Granite Ridge common stock. The foregoing beneficial ownership percentages are based on 130,449,075 outstanding shares of Granite Ridge common stock as of March 5, 2024.
Additionally, pursuant to the Voting Agreement, the Voting Agreement Parties irrevocably and unconditionally agreed to vote the shares of Granite Ridge common stock which the Voting Agreement Parties hold (and any other shares of Granite Ridge common stock obtained by the Voting Agreement Parties in the future) at any annual or special meeting of the Company’s stockholders or in connection with any written consent of the Company’s stockholders. See “Material Relationships with Selling Securityholders — Voting Agreement.”
As a result of its share ownership together with the Voting Agreement, GREP GP III (and its sole general partner, Fund III GP) may be able to significantly influence significant corporate matters and transactions, including the election of directors, mergers, acquisitions or dispositions, or the amendment of our governing documents. This concentration of ownership may delay, deter or prevent acts that would be favored by our public stockholders, such as a change of control transaction that would result in the payment of a premium to such stockholders.
Certain affiliates of the Selling Securityholders are indirect owners of Grey Rock Administration, LLC, a Delaware limited liability company (“Manager”). The interests of such Selling Securityholders may differ from those of our other stockholders, and such Selling Securityholders may vote their Granite Ridge common stock in a manner that may adversely affect our other stockholders.
Certain affiliates of the Selling Securityholders, Matthew Miller, Griffin Perry, Thaddeus Darden and Kirk Lazarine, are indirect owners of Manager, which, pursuant to the MSA (as defined herein) provides general management, administrative and operating services covering the oil and gas assets and other properties of Granite Ridge (the “Assets”) and the day-to-day business and affairs of Granite Ridge relating to the Assets. The interests of the Selling Securityholders and their respective affiliates may differ from those of our other stockholders, and they may vote their shares of Granite Ridge common stock in a manner that may adversely affect our other stockholders, including mergers, acquisitions or dispositions, or the amendment of our governing documents. Messrs. Miller, Perry, Darden and Lazarine are also parties to the Voting Agreement, which will impact how their shares of Granite Ridge common stock are voted. See “Material Relationships with Selling Securityholders — Management Services Agreement” and “Material Relationships with Selling Securityholders — Voting Agreement.”
Investors may experience future dilution.
To raise additional capital, effect acquisitions or for other purposes, we may in the future offer additional shares of Granite Ridge common stock at prices that may be less than the price per share for which any Selling Securityholder may offer shares of Granite Ridge common stock under this prospectus. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors for shares of Granite Ridge common stock pursuant to sales under this prospectus. If the price per share at which we sell additional shares of Granite Ridge common stock or related securities in future transactions is less than the price per share for shares of Granite Ridge common stock pursuant to sales under this prospectus, investors who purchase Granite Ridge common stock from Selling Securityholders under this prospectus will suffer a dilution of their investment. In addition, equity awards under our share-based compensation plans may cause further dilution.
We may not pay additional dividends on Granite Ridge common stock and, consequentially, you may not receive any return on investment unless you sell your Granite Ridge common stock for a price greater than that which you paid for it.
Any decision to declare and pay special or regular dividends will be made at the discretion of the Granite Ridge Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Granite Ridge Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our Credit Agreement. As a result, you may not receive any return on an investment in Granite Ridge common stock unless you sell your Granite Ridge common stock for a price greater than that which you paid for it.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit the Selling Securityholders to resell Granite Ridge common stock. We will not receive any proceeds from the sale of Granite Ridge common stock to be offered by the Selling Securityholders pursuant to this prospectus.
We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Securityholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of Granite Ridge common stock may be sold by the Selling Securityholders under this prospectus, as the price will be determined by the prevailing public market price for shares of Granite Ridge common stock, by negotiations between the Selling Securityholders and the buyers of Granite Ridge common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF SECURITIES
The following summary of the material terms of the securities of Granite Ridge Resources, Inc. is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the Amended and Restated Certificate of Incorporation of Granite Ridge Resources, Inc., dated October 24, 2022 (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of Granite Ridge Resources, Inc. (the “Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the DGCL.
Authorized Capitalization
The Certificate of Incorporation of Granite Ridge authorizes the issuance of 431,000,000 shares of Granite Ridge common stock and 1,000,000 shares of Granite Ridge preferred stock. The outstanding shares of Granite Ridge common stock are duly authorized, validly issued, fully paid and non-assessable. Holders of record of Granite Ridge common stock are entitled to one vote for each share of Granite Ridge common stock held on all matters to be voted on by stockholders.
Common Stock
Voting Power
Unless otherwise required by law or as otherwise provided in any certificate of designation for any series of Granite Ridge preferred stock, holders of record of Granite Ridge common stock are entitled to one vote for each share of Granite Ridge common stock held on all matters to be voted on by stockholders. The Granite Ridge Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year and with directors only permitted to be removed for cause. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors up for election at such time.
Dividends
Holders of Granite Ridge common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Granite Ridge Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. The payment of cash dividends in the future will be dependent upon a number of factors, including Granite Ridge’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors the Granite Ridge Board deems relevant. The payment of any cash dividends will be within the discretion of the Granite Ridge Board at such time. If Granite Ridge incurs any indebtedness, Granite Ridge’s ability to declare dividends may be limited by restrictive covenants Granite Ridge may agree to in connection therewith. The operating and financial restrictions and covenants in Granite Ridge’s Credit Agreement, restrict, and any other future financing agreements by Granite Ridge likely will restrict, its ability to pay dividends, finance future operations or capital needs, or engage, expand, or pursue its business activities.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Granite Ridge, the holders of Granite Ridge common stock will be entitled to receive an equal amount per share of all of Granite Ridge’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of Granite Ridge’s creditors and holders of Granite Ridge preferred stock, if any, have been satisfied.
No Preemptive, Redemption or Convertible Rights
The holders of Granite Ridge common stock shall have no preemptive rights to subscribe to any or all additional issues of Granite Ridge common stock or any securities of the Company convertible into Granite

Ridge common stock. Granite Ridge common stock is not redeemable nor convertible. There are no sinking fund provisions applicable to the Granite Ridge common stock.
Preferred Stock
The Certificate of Incorporation of Granite Ridge provides that shares of Granite Ridge preferred stock may be issued from time to time in one or more series. The Granite Ridge Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, or other special rights and any qualifications, limitations, and restrictions thereof, applicable to such additional shares of each series. The Granite Ridge Board may, without stockholder approval, issue Granite Ridge preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Granite Ridge common stock and could have anti-takeover effects. The ability of the Granite Ridge Board to issue Granite Ridge preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of Granite Ridge or the removal of existing management. Granite Ridge currently has no Granite Ridge preferred stock outstanding as of the date of this prospectus. Although Granite Ridge does not currently intend to issue any shares of Granite Ridge preferred stock, it cannot assure you that it will not do so in the future.
Certain Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation
The Certificate of Incorporation of Granite Ridge provides that Granite Ridge is not subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; and

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on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Classified Board
The Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms (other than the initial Class II directors), as follows:
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The current term of Granite Ridge’s Class I directors will expire at Granite Ridge’s 2026 annual meeting of stockholders.

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The initial term of Granite Ridge’s Class II directors will expire at Granite Ridge’s 2024 annual meeting of stockholders.

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The initial term of Granite Ridge’s Class III directors will expire at Granite Ridge’s 2025 annual meeting of stockholders.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.
Written Consent by Stockholders
The Certificate of Incorporation of Granite Ridge provides that for so long as the Grey Rock Entities (as defined in the Certificate of Incorporation) collectively hold at least a majority of the voting power of all then outstanding shares of capital stock of Granite Ridge, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of such outstanding shares of capital stock of Granite Ridge having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to bring business before Granite Ridge’s annual meeting of stockholders, or to nominate candidates for election as directors at Granite Ridge’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Granite Ridge’s principal executive offices not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Granite Ridge. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Granite Ridge’s annual proxy statement must comply with the notice periods contained therein. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Granite Ridge’s stockholders from bringing matters before Granite Ridge’s annual meeting of stockholders or from making nominations for directors at Granite Ridge’s annual meeting of stockholders.
Exclusive Forum
The Certificate of Incorporation of Granite Ridge provides that, unless Granite Ridge consents in writing to the selection of an alternative forum, that the Delaware Court of Chancery (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any derivative action on behalf of Granite Ridge, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Granite Ridge, any action asserting a claim against Granite Ridge, its directors, officers or employees arising pursuant to any provision of the DGCL or Certificate of Incorporation or the Bylaws, or any action asserting a claim against Granite Ridge, its directors, officers, or employees governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over any indispensable parties (or such parties consent to the personal jurisdiction of the Court of Chancery within ten days following the Court of Chancery’s determination as to such personal jurisdiction) and subject matter jurisdiction over the claim. The foregoing forum selection provision shall not apply to claims arising under the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. Further, unless Granite Ridge consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for any complaint arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision. Any person or entity purchasing or otherwise acquiring an interest in Granite Ridge common stock will be deemed to have received notice of and consented to the foregoing forum selection provisions, which could limit Granite Ridge stockholders’ ability to choose the judicial forum for disputes with Granite Ridge.

Transfer Agent
The transfer agent for the Granite Ridge common stock is Continental. Granite Ridge has agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in those capacities, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Exchange Listing
Granite Ridge common stock is listed on the NYSE under the symbol “GRNT.”

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 80,463,550 shares of Granite Ridge common stock. The shares of Granite Ridge common stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders in connection with the Business Combination. We are registering the shares of Granite Ridge common stock in order to permit the Selling Securityholders to offer the shares for resale from time to time. Except for their ownership of the shares of Granite Ridge common stock and participation in the Business Combination as described herein, the Selling Securityholders have not had any material relationship with us within the past three years.
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Granite Ridge common stock other than through a public sale.
The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of Granite Ridge common stock by each of the Selling Securityholders. The second column lists the number of shares of Granite Ridge common stock beneficially owned by each Selling Securityholder as of March 1, 2024.
The third column lists the shares of Granite Ridge common stock being offered by this prospectus by the Selling Securityholders.
The fourth column assumes the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus but no other shares owned by the Selling Securityholders prior to this offering.
The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Unless otherwise indicated, the address of each Selling Securityholder named in the table below is 5217 McKinney Avenue, Suite 400, Dallas, TX 75205. Information concerning the Selling Securityholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

	Securities Owned Before the Offering			Securities Owned After the Offering
Name of Selling Securityholder	Number of Shares of Granite Ridge common stock Owned	Voting Power	Shares of Granite Ridge common stock that may be sold hereby	Number of shares of Granite Ridge Common stock Owned	Voting Power
ENPC Holdings II, LLC	523,539	*	523,539	0	*
GREP Holdco II LLC	4,261,138	3.3%	4,261,138	0	*
GREP Holdco II-B Holdings, LLC	6,297,075	4.8%	6,297,075	0	*
GREP Holdco III-A, LLC	16,767,696	12.9%	16,767,696	0	*
GREP Holdco III-B Holdings, LLC	38,498,272	29.5%	38,498,272	0	*
Grey Rock Energy Partners GP III-A, L.P.	32,772	*	32,772	0	*
Grey Rock Energy Partners GP III-B, L.P.	65,545	*	65,545	0	*
Griffin Perry	550,588	*	536,009	14,579	*
Matthew Miller	615,671	*	578,469	37,202	*
Thaddeus and Lee Ellen Darden	189,798	*	137,949	51,849	*
Monticello Avenue, LLC	37,584	*	37,584	0	*
Kirk Lazarine	551,708	*	532,895	18,813	*
Richard Boyce	3,813	*	3,813	0	*
Gisel Ruiz	17,616	*	17,616	0	*
Bryan Harlan	26,770	*	26,770	0	*
Charles G. King, Jr.	3,586	*	3,586	0	*
Christopher Carter and Julia Dawn Cheek	3,947	*	3,947	0	*
Corinne A. Hutchinson	13,133	*	13,133	0	*
Covert Family Limited Partnership	207,927	*	148,157	59,770	*
Flying W5 LP	28,624	*	28,624	0	*
Gore Creek Private Fund S2B LLC	743,279	*	743,279	0	*
Gringotts 5404 LLC	57,248	*	57,248	0	*
Jacob Novak	286,240	*	286,240	0	*
James McMahan	14,312	*	14,312	0	*
Joe C. Thompson, Jr. “F” Trust	176,784	*	114,496	62,228	*
Mary T. Wolf “F” Trust	196,755	*	65,663	131,092	*
Michael Randolph	30,550	*	6,566	23,984	*
Missouri Department of Transportation	3,282,140	2.5%	3,282,140	0	*
Reaser Family Acquisition Trust Two	120,000	*	120,000	0	*
Robert G. Baty, Jr.	9,492	*	2,626	6,866	*
The Hayden Company	57,248	*	57,248	0	*
The Williamsburg Corporation	57,248	*	57,248	0	*
Thomas Houston Duncan	13,133	*	13,133	0	*
University of Richmond	858,721	*	858,721	0	*
Georgetown University	2,627,647	2.0%	2,627,647	0	*
Regents of the University of Michigan	1,717,445	1.3%	1,717,445	0	*
The Metropolitan Museum of Art	1,431,201	1.1%	1,431,201	0	*
Adam Griffin	1,431	*	1,431	0	*
David Eric Holley	86,205	*	53,048	33,157	*
Kent A. Bowker Geological Consulting LLC	14,015	*	14,015	0	*
Northwestern University	14,312	*	14,312	0	*
Privateer LTCG, LP	198,111	*	198,111	0	*
Ryan Riggelson	572	*	572	0	*
Vanderhider Family Partnership, LTD	212,259	*	212,259	0	*

*
Represents less than 1%

(1)
ENPC Holdings II, LLC is the record holder of the shares reported herein. Taggart M. Romney,

Eric F. Scheuermann, and Spencer J. Zwick are the three managers of ENPC Holdings II, LLC’s board of managers. Any action by ENPC Holdings II, LLC with respect to the Company or the Granite Ridge common stock, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the managers, none of the managers is deemed to be a beneficial owner of securities held by ENPC Holdings II, LLC, even those in which such manager holds a pecuniary interest. Accordingly, none of the managers on ENPC Holdings II, LLC’s board of managers is deemed to have or share beneficial ownership of the shares held by ENPC Holdings II, LLC. The address of ENPC Holdings II, LLC is 137 Newbury Street, 7th Floor Boston, MA 02116.
(2)
Excludes 208,909 shares originally registered on the Registration Statement that were subsequently forfeited pursuant to the Sponsor Agreement.

(3)
Each of GREP Holdco II LLC and GREP Holdco II-B Holdings, LLC is indirectly controlled by GREP GP II, LLC (“Fund II GP”). Fund II GP is the sole general partner of Grey Rock Energy Partners GP II, L.P. (“GREP GP II”), which is the sole member of GREP GP II Holdings, LLC (“GREP GP II Holdings”), which is the sole general partner of each of Grey Rock Energy Partners GP II-A, L.P. (“GP II-A”) and Grey Rock Energy Partners GP II-B, L.P. (“GP II-B”). GP II-A is the sole general partner of Grey Rock Energy Fund II, LP (“Fund II-A”), which is the sole member of GREP Holdco II LLC. GP II-B is the sole general partner of each of Grey Rock Energy Fund II-B, LP (“Fund II-B”) and Grey Rock Energy Fund II-B Holdings, L.P. (“Fund II-B Holdings”). Fund II-B and Fund II-B Holdings are the sole members of GREP Holdco II-B Holdings, LLC. As a result, (i) Fund II GP, GREP GP II, GREP GP II Holdings, GP II-A, and Fund II-A may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Granite Ridge common stock owned by GREP Holdco II LLC, and (ii) Fund II GP, GREP GP II, GREP GP II Holdings, GP II-B, Fund II-B and Fund II-B Holdings may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Granite Ridge common stock owned by GREP Holdco II-B Holdings, LLC. Fund II GP, GREP GP II, GREP GP II Holdings, GP II-A and Fund II-A disclaim beneficial ownership of the Granite Ridge common stock held by GREP Holdco II LLC in excess of such entity’s pecuniary interest therein. Fund II GP, GREP GP II, GREP GP II Holdings, GP II-B, Fund II-B and Fund II-B Holdings disclaim beneficial ownership of the Granite Ridge common stock held by GREP Holdco II-B Holdings, LLC in excess of such entity’s pecuniary interest therein.

(4)
Investment discretion with respect to each of Fund II GP and Fund III GP and their respective indirect subsidiaries, which hold the Granite Ridge common stock referred to in note 3 and notes 5-6, is maintained by a separate investment committee constituted at each of Fund II GP and Fund III GP (each, a “Grey Rock Investment Committee”). The members of each Grey Rock Investment Committee are Matthew Miller, Griffin Perry and Thaddeus Darden. Approval of a majority of the members of each of the respective Grey Rock Investment Committees is required to approve any investment decision for each of Fund II GP and Fund III GP. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no member of any Grey Rock Investment Committee exercises voting or dispositive control over any of the securities held directly or indirectly by any of Fund II GP or Fund III GP, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(5)
Each of GREP Holdco III-A, LLC and Holdco III-B Holdings, LLC is indirectly controlled by GREP GP III, LLC (“Fund III GP”). Fund III GP is the sole general partner of Grey Rock Energy Partners GP III, L.P. (“GREP GP III”), which is the sole member of GREP GP III Holdings, LLC (“GREP GP III Holdings”), which is the sole general partner of each of Grey Rock Energy Partners GP III-A, L.P. (“GP III-A”) and Grey Rock Energy Partners GP III-B, L.P. (“GP III-B”). GP III-A is the sole general partner of Grey Rock Energy Fund III-A, LP (“Fund III-A”), which is the sole member of GREP Holdco III-A, LLC. GP III-B is the sole general partner of Grey Rock Energy Fund III-B, LP (“Fund III-B”) and Grey Rock Energy Fund III-B Holdings, LP (“Fund III-B Holdings”). Fund III-B and Fund III-B Holdings are the sole members of GREP Holdco III-B Holdings, LLC. As a result, (i) Fund III GP, GREP GP III, GREP GP III Holdings, GP III-A, and Fund III-A may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Granite Ridge common stock owned by GREP Holdco III-A, LLC and (ii) Fund III GP, GREP GP III, GREP GP III Holdings, GP III-B, Fund III-B and Fund III-B Holdings may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Granite Ridge common stock owned by GREP Holdco III-B Holdings, LLC. Fund III GP, GREP GP III, GREP GP III Holdings, GP III-A and Fund III-A disclaim beneficial ownership of the Granite Ridge common stock held by GREP Holdco III-A, LLC in excess of such entity’s pecuniary interest therein. Fund III GP, GREP GP III, GREP GP III Holdings, GP III-B, Fund III-B and Fund III-B Holdings disclaim beneficial ownership of the Granite Ridge common stock held by GREP Holdco III-B Holdings, LLC in excess of such entity’s pecuniary interest therein.
(6)
Due to the Voting Agreement, Fund III GP has voting and dispositive power over shares held by the Voting Agreement Parties (as defined herein) due to its ability to vote the outstanding shares of Granite Ridge common stock held by the Voting Agreement Parties. See “Material Relationships with Selling Securityholders — Voting Agreement.”

(7)
Mr. Darden has voting and investment power over the 37,584 shares owned by Monticello Avenue LLC. Mr. Darden disclaims beneficial ownership of shares held by Monticello Avenue LLC, except to the extent of his pecuniary interest.

(8)
Excludes 3,813 shares originally registered on the Registration Statement that were subsequently forfeited pursuant to the Sponsor Agreement.

MATERIAL RELATIONSHIPS WITH SELLING SECURITYHOLDERS
Registration Rights and Lock-Up Agreement
On the Closing Date, Granite Ridge entered into the Registration Rights and Lock-Up Agreement (the “RRA and Lock-Up Agreement”) with ENPC Holdings II, LLC, a Delaware limited liability company (“Holdco”), Richard Boyce, Michael M. Calbert, Gisel Ruiz and the members of GREP as of the Closing Date (the “Existing GREP Members”), with respect to the shares of Granite Ridge common stock issued as consideration under the Business Combination Agreement. The RRA and Lock-Up Agreement included a lock-up period for the GREP Members that expired 180 days following the closing of the Business Combination.
Additionally, Granite Ridge was required to file a resale shelf registration statement on behalf of certain Granite Ridge security holders promptly after the closing of the Business Combination to register shares of Granite Ridge common stock held by Holdco, Richard Boyce, Michael M. Calbert, Gisel Ruiz and the Existing GREP Members. The RRA and Lock-Up Agreement also provides certain demand rights and piggyback rights to the Granite Ridge security holders, subject to certain specified underwriter cutbacks and issuer blackout periods. Granite Ridge shall bear all costs and expenses incurred in connection with this resale shelf registration statement, any demand registration statement, any underwritten takedown, any block trade, any piggyback registration statement and all expenses incurred in performing or complying with its other obligations under the RRA and Lock-Up Agreement.
Management Services Agreement
On the Closing Date, in connection with the consummation thereof, Manager, indirectly owned by four of the Company’s directors, Matthew Miller, Griffin Perry, Thaddeus Darden and Kirk Lazarine, entered into a Management Services Agreement with Granite Ridge (the “MSA”). Under the MSA, Manager will provide general management, administrative and operating services covering the Assets and the day-to-day business and affairs of Granite Ridge relating to the Assets. Granite Ridge shall pay Manager an annual services fee of $10 million and shall reimburse Manager for certain Granite Ridge group costs related to the operation of the Assets (including for third-party costs allocated or attributable to the Assets). The initial term of the MSA expires on April 30, 2028; however, the MSA will automatically renew for additional consecutive one-year renewal terms until terminated in accordance with its terms. Upon any termination of the MSA, Manager shall provide transition services for a period of up to 90 days.
If Granite Ridge terminates the MSA for convenience prior to the end of the initial term or any renewal term if less than 90 days’ notice is given by Granite Ridge, or upon a change of control of Granite Ridge (or a sale of all or substantially all the Assets of Granite Ridge), or if Manager terminates the MSA due to Granite Ridge’s uncured material breach of the MSA, then Granite Ridge will be required to pay a termination fee to Manager equal to the lesser of $10 million or 50% of the remaining unpaid annual service fee applicable to the remainder of the initial term or to any renewal term, as applicable. Granite Ridge will not be required to pay a termination fee if the MSA is terminated by notice (a) by Granite Ridge with at least 90 days’ notice prior to expiration of the initial term or any renewal term, or (b) terminated by notice by Granite Ridge (i) upon a change of control or bankruptcy of Manager, (ii) upon the occurrence of certain key person events, (iii) upon the occurrence of uncured circumstances of malfeasance by Manager or certain of its employees or (iv) upon Manager’s uncured material breach of the MSA.
Manager is obligated to provide the services in good faith, in a workmanlike, reasonable and prudent manner, with at least the same degree of care, judgment and skill as historically provided by Manager with respect to the Assets prior to the Business Combination, in accordance with customary oil and gas industry practices and standards and in material compliance with contractual requirements affecting the Assets and all applicable laws. Manager will also indemnify Granite Ridge for (i) Manager’s own gross negligence, willful misconduct and actual fraud and (ii) any claims by Manager’s (and its affiliates’) employees or consultants relating to the terms and conditions of their employment or arrangement with Manager or such affiliate, except and excluding claims under agreements with Granite Ridge or its subsidiaries.
During the term of the MSA, each of Manager and Granite Ridge will be required to present to the other all opportunities sourced by it to acquire or invest in upstream oil, gas or other hydrocarbon assets located in North America. During the Term (as defined therein), each such opportunity will be offered 75% to Granite Ridge and 25% to Grey Rock Energy Fund IV-A, LP, Grey Rock Energy Fund IV-B, LP, and Grey Rock Energy Fund IV-B Holdings, LP, each Delaware limited partnerships (collectively, “Fund IV”) (or any additional oil and gas-focused funds or investment vehicles formed by affiliates of Manager admitted as a party to the MSA in accordance with its terms) with associated costs to be allocated in accordance with the ownership percentage in any assets acquired.
Voting Agreement
On August 25, 2023, the Voting Agreement Parties entered into the Voting Agreement. Pursuant to the Voting Agreement, the Voting Agreement Parties irrevocably and unconditionally agreed to vote the 75,957,927 shares of Granite Ridge common stock which the Voting Agreement Parties then held (and any other shares of Granite Ridge common stock obtained by Voting Agreement Parties in the future) at any annual or special meeting of the Company’s stockholders or in connection with any written consent of the Company’s stockholders. The 75,957,927 shares held by the Voting Agreement Parties as of the date of the Voting Agreement constituted approximately 56.3% of the total outstanding shares of Granite Ridge common stock as of such date. As of March 5, 2024, the 67,867,811 shares held by the Voting Agreement Parties constitute approximately 52.0% of the total outstanding shares of Granite Ridge common stock. The Voting Agreement continues indefinitely, but can be terminated on 30 days’ prior written notice by Voting Agreement Parties holding a majority of the shares of Granite Ridge common stock subject to the Voting Agreement.
In connection with their entry into the Voting Agreement, the Voting Agreement Parties provided GREP GP III an irrevocable voting proxy to vote the shares subject to the Voting Agreement. Additionally, during the term of such agreement, the Voting Agreement Parties agreed not to transfer the shares covered by the Voting Agreement without the consent of GREP GP III, except pursuant to certain limited exceptions. Due to the Voting Agreement, Fund III GP, the sole general partner of GREP GP III, has voting and dispositive power over a majority of the shares of the Company due to its ability to vote the outstanding shares of Granite Ridge common stock held by the Voting Agreement Parties.
Indemnity Agreements
On the Closing Date, the Company entered into indemnity agreements (the “Indemnity Agreements”) with each of Matthew Miller, Griffin Perry, Thaddeus Darden, Kirk Lazarine, John McCartney, Amanda N. Coussens and Michele J. Everard, each of whom is a director of the Company, and Luke C. Brandenberg, Tyler S. Farquharson, and Emily Fuquay, each of whom is an officer of the Company. Each Indemnity Agreement provides that, subject to limited exceptions, the Company will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

PLAN OF DISTRIBUTION
We are registering the possible resale of 80,463,550 shares of Granite Ridge common stock issued as merger consideration in connection with the Business Combination. As of the date of this prospectus, the Selling Securityholders have advised us that they do not currently have any plan of distribution. Unless the context otherwise requires, as used in this prospectus, “Selling Securityholders” includes the Selling Securityholders named in the table included in the section above entitled “Selling Securityholders” and such donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Granite Ridge common stock other than through a public sale.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders may offer and sell all or a portion of the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:
•
on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in one or more underwritten transactions;

•
in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•
through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•
in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through the writing or settlement of options (including put or call options), or other hedging transactions, whether through an options exchange or otherwise;

•
through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•
agreements with broker dealers to sell a specified number of the securities at a stipulated price per share;

•
in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
“at the market” or through market makers or into an existing market for the securities;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Securityholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by us and by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
The Selling Securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us and with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. If any Selling Securityholder is deemed an “underwriter” within the meaning of the Securities Act, then the Selling Securityholder will be subject to prospectus delivery requirements of the Securities Act.
The Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. To our knowledge, there are currently no agreements, understandings or arrangements between any of the Selling Securityholders and any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•
the name of the Selling Securityholder;

•
the number of securities being offered;

•
the terms of the offering;

•
the names of the participating underwriters, broker-dealers or agents;

•
any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•
the public offering price; and

•
other material terms of the offering.

In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

TRANSFER AGENT AND REGISTRAR
The Transfer Agent for our securities is Continental.
LEGAL MATTERS
Certain legal matters relating to the validity of Granite Ridge’s securities covered by this registration statement will be passed upon for Granite Ridge by Vinson & Elkins L.L.P, Austin, Texas.
EXPERTS
The audited consolidated financial statements of Granite Ridge Resources, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of FORVIS, LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.
The information incorporated by reference herein regarding estimated quantities of proved reserves of Granite Ridge Resources, Inc., the future net revenues from those reserves and their present value as of December 31, 2023, are based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement or the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We also file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.graniteridge.com. Through our website, we will make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K:
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

•
our Current Reports on Form 8-K filed on January 4, 2024, February 2, 2024, and March 7, 2024; and

•
our Definitive Proxy Statement on Schedule 14A filed on April 12, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Copies of the documents incorporated herein by reference may be obtained on our website at www.graniteridge.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available on the SEC’s website at http://www.sec.gov.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.
Please make your request by writing or telephoning us at the following address or telephone number:
Granite Ridge Resources, Inc.
5217 McKinney Avenue, Suite 400
Dallas, Texas 75205
(214) 396-2850

Granite Ridge Resources, Inc.
Up to 80,463,550 Shares of Common Stock

PRELIMINARY PROSPECTUS

           , 2024
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses in connection with this registration statement. All amounts shown are estimates except for the SEC registration fee.
We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Securityholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.
SEC registration fee(1)	$146,457.99
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and miscellaneous expenses	*
Total(1)	*

(1)
Previously paid.

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(c) of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the consummation of the Business Combination, the Company entered into indemnification agreements with each of its directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors.

Item 16.   Exhibits and Financial Statements
(a)   Exhibits.   The following exhibits are being followed herewith:
Exhibit No.	Description
2.1	Business Combination Agreement, dated May 16, 2022, by and among Executive Network Partnering Corporation, Granite Ridge Resources, Inc., ENPC Merger Sub, Inc., GREP Merger Sub, LLC, and GREP (incorporated by reference to Annex A of Granite Ridge Resources, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 16, 2022).
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2023).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Granite Ridge Resources, Inc.’s Registration Statement on Form S-4/A, filed with the SEC on September 12, 2022).
5.1*	Opinion of Vinson & Elkins L.L.P, as to the validity of the securities being registered.
23.1*	Consent of FORVIS, LLP, independent registered accounting firm of Granite Ridge Resources, Inc.
23.2*	Consent of Netherland, Sewell & Associates, Inc.
23.3*	Consent of Vinson & Elkins L.L.P (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page to the initial filing of this registration statement).
99.1	Reserve Report of Granite Ridge Resources as of December 31, 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2024).
107*	Filing Fee Table

*
Filed herewith

**
Previously filed

Item 17.    Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas, on March 8, 2024.
GRANITE RIDGE RESOURCES, INC.
By:
/s/ Luke C. Brandenberg

Name:  Luke C. Brandenberg
Title:    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Luke C. Brandenberg Luke C. Brandenberg	President and Chief Executive Officer (Principal Executive Officer)	March 8, 2024
/s/ Tyler S. Farquharson Tyler S. Farquharson	Chief Financial Officer (Principal Financial Officer)	March 8, 2024
/s/ Kimberly Weimer Kimberly Weimer	Chief Accounting Officer (Principal Accounting Officer)	March 8, 2024
* Matt Miller	Director and Co-Chairman of the Board	March 8, 2024
* Griffin Perry	Director and Co-Chairman of the Board	March 8, 2024
* Amanda N. Coussens	Director	March 8, 2024
* Thaddeus Darden	Director	March 8, 2024
* Michele J. Everard	Director	March 8, 2024
* Kirk Lazarine	Director	March 8, 2024
* John McCartney	Director	March 8, 2024
*By: /s/ Luke C. Brandenberg Name: Luke C. Brandenberg Attorney-in-Fact